As filed with the Securities and Exchange Commission on June 22, 2007
Registration No. 333-141687

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRA ENERGY PARTNERS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	41-2232463
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5400 Westheimer Court
Houston, Texas 77056
(713) 627-5400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

C. Gregory Harper
President and Chief Executive Officer
5400 Westheimer Court
Houston, Texas 77056
(713) 627-5400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

David P. Oelman Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Kelly B. Rose Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee, the amounts set forth below are estimates.

SEC registration fee	$8,526
NASD filing fee	28,273
New York Stock Exchange listing fee	250,000
Printing and engraving expenses	750,000
Accounting fees and expenses	3,483,201
Legal fees and expenses	1,500,000
Transfer agent and registrar fees	5,000
Third party asset valuation	175,000

Total	$6,200,000

Item 14.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement — Indemnification” is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.

On March 19, 2007, in connection with the formation of Spectra Energy Partners, LP (the “Partnership”), the Partnership issued to (i) Spectra Energy Partners (DE) GP, LP the 2% general partner interest in the Partnership for $60 and (ii) Spectra Energy Transmission, LLC the 98% limited partner interest in the Partnership for $2,940. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Spectra Energy Partners, LP
3	.2**	Form of First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP (included as Appendix A to the Prospectus)
3	.3**	Certificate of Limited Partnership of Spectra Energy Partners (DE) GP, LP
3	.4*	Form of Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners (DE) GP, LP
3	.5**	Certificate of Formation of Spectra Energy Partners GP, LLC
3	.6*	Form of Amended and Restated Limited Liability Company Agreement of Spectra Energy Partners GP, LLC
5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

Exhibit
Number		Description

8	.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1**	Credit Agreement, dated as of May 24, 2007 among Spectra Energy Partners OLP, LP, as the Borrower, Spectra Energy Partners, LP, as Parent Guarantor and Wachovia Bank, National Association, as Administrative Agent, Citibank, N,A., as Syndication Agent, and the other lenders party thereto
10	.2*	Form of Contribution, Conveyance and Assumption Agreement
10	.3**	Form of Omnibus Agreement
10	.4**	Gulfstream Natural Gas System, L.L.C. Indenture dated October 26, 2005 relating to $500,000,000 of its 5.56% Senior Notes due 2015 and $350,000,000 of its 6.19% Senior Notes due 2025
10	.5*	Form of Long Term Incentive Plan of Spectra Energy Partners, LP
10	.6**	Second Amended and Restated Limited Liability Company Agreement of Gulfstream Natural Gas System, L.L.C.
10	.7*	Form of General Partnership Agreement of Market Hub Partners Holding
10	.8**	East Tennessee Natural Gas, LLC Note Purchase Agreement dated December 15, 2002 relating to $150,000,000 of its 5.71% Senior Notes due 2012
21	.1*	List of subsidiaries of Spectra Energy Partners, LP
23	.1**	Consent of Deloitte & Touche LLP
23	.2**	Consent of Deloitte & Touche LLP
23	.3**	Consent of Deloitte & Touche LLP
23	.4**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.5**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page)

*	Filed herewith.

**	Previously filed.

(b) Financial Statement Schedules

SPECTRA ENERGY PARTNERS PREDECESSOR

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

		Additions
	Balance at		Charged to		Balance at
	Beginning of	Charged to	Other	Deductions	End of
	Period	Expense	Accounts	(a)	Period
	(In thousands)

December 31, 2006:
Allowance for doubtful accounts	$274	$19	$—	$(52)	$241
Litigation reserves	—	—	—	—	—

	$274	$19	$—	$(52)	$241

December 31, 2005:
Allowance for doubtful accounts	$208	$170	$—	$(104)	$274
Litigation reserves	20,000	—	4,500	(24,500)	—

	$20,208	$170	$4,500	$(24,604)	$274

December 31, 2004:
Allowance for doubtful accounts	$208	$—	$—	$—	$208
Litigation reserves	—	—	20,000	—	20,000

	$208	$1,737	$20,000	$—	$20,208

(a)	Principally cash payments and reserve reversals

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Spectra Energy Partners GP, LLC or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Spectra Energy Partners GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 22, 2007.

SPECTRA ENERGY PARTNERS, LP

By:	SPECTRA ENERGY PARTNERS (DE) GP, LP, its General Partner

By:	SPECTRA ENERGY PARTNERS GP, LLC, its General Partner

By:	/s/ C. Gregory Harper
C. Gregory Harper
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on June 22, 2007.

Signature		Title

/s/ C. Gregory Harper C. Gregory Harper		Chief Executive Officer (Principal Executive Officer)

/s/ Lon C. Mitchell, Jr. Lon C. Mitchell, Jr.		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Martha B. Wyrsch		Chairman of the Board

* William S. Garner, Jr.		Director

* Gregory J. Rizzo		Director

* Steven D. Arnold		Director

* Nora M. Brownell		Director

*By:	/s/ C. Gregory Harper C. Gregory Harper Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Certificate of Limited Partnership of Spectra Energy Partners, LP
3	.2**	Form of First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP (included as Appendix A to the Prospectus)
3	.3**	Certificate of Limited Partnership of Spectra Energy Partners (DE) GP, LP
3	.4*	Form of Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners (DE) GP, LP
3	.5**	Certificate of Formation of Spectra Energy Partners GP, LLC
3	.6*	Form of Amended and Restated Limited Liability Company Agreement of Spectra Energy Partners GP, LLC
5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8	.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1**	Credit Agreement, dated as of May 24, 2007 among Spectra Energy Partners OLP, LP, as the Borrower, Spectra Energy Partners, LP, as Parent Guarantor and Wachovia Bank, National Association, as Administrative Agent, Citibank, N.A., as Syndication Agent, and the other lenders party thereto
10	.2*	Form of Contribution, Conveyance and Assumption Agreement
10	.3**	Form of Omnibus Agreement
10	.4**	Gulfstream Natural Gas System, L.L.C. Indenture dated October 26, 2005 relating to $500,000,000 of its 5.56% Senior Notes due 2015 and $350,000,000 of its 6.19% Senior Notes due 2025
10	.5*	Form of Long Term Incentive Plan of Spectra Energy Partners, LP
10	.6**	Second Amended and Restated Limited Liability Company Agreement of Gulfstream Natural Gas System, L.L.C.
10	.7*	Form of General Partnership Agreement of Market Hub Partners Holding
10	.8**	East Tennessee Natural Gas, LLC Note Purchase Agreement dated December 15, 2002 relating to $150,000,000 of its 5.71% Senior Notes due 2012
21	.1*	List of subsidiaries of Spectra Energy Partners, LP
23	.1**	Consent of Deloitte & Touche LLP
23	.2**	Consent of Deloitte & Touche LLP
23	.3**	Consent of Deloitte & Touche LLP
23	.4**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23	.5**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	Powers of Attorney (included on the signature page)

*	Filed herewith.

**	Previously filed.